                            TAX ALLOCATION AGREEMENT


         THIS TAX ALLOCATION AGREEMENT (the "Agreement") is made as of ____________, 1997, by and among Penford Corporation, a Washington corporation ("Parent" and, together with its subsidiaries existing immediately following the Distribution, the "Parent Group"), and Penwest Pharmaceuticals Co., a Washington corporation and a 82%-owned subsidiary of Parent ("Penwest" and, together with its subsidiaries existing immediately following the Distribution, the "Penwest Group").

         WHEREAS, Parent and Penwest have entered into the Separation Agreement (as defined below) providing for the distribution of all of the Penwest stock owned by Parent to Parent's shareholders in accordance with the Separation Agreement; and

         WHEREAS, Parent and Penwest desire to set forth their agreement regarding the allocation between the Parent Group and the Penwest Group of all responsibilities, liabilities and benefits affecting Taxes (as defined below) paid or payable by either of them for all taxable periods.

         NOW, THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:

              (a) "Affiliate" of any person means any person, corporation, partnership or other entity directly or indirectly controlling, controlled by or under common control with such person.

              (b)  "Penwest" has the meaning set forth in the preamble hereto.

              (c) "Penwest-Caused Taxes" means any liability for Taxes, including interest and penalties, incurred by the Parent Group or the Penwest Group arising from or attributable to any of the transactions that are directly related to the Distribution failing to qualify under Code Sections 355 or 368 (or any comparable provisions of state law), but only if such failure (i) was caused by an act that occurred after the Distribution and in which Penwest participated or (ii) was otherwise attributable to one or more of the representations contained in Section 8 hereof failing to be true as of the date of this Agreement. For purposes of this definition, if any failure to so qualify occurs and Penwest has participated in a Post- Distribution Act, such failure shall be deemed to have been caused by Penwest's participation in the Post-Distribution Act unless established to the contrary by clear and convincing evidence that the Post-Distribution Act did not cause the failure to qualify under Code Sections 355 or 368. Penwest-Caused Taxes shall include any increase in Taxes of the Parent Group or the Penwest Group for any period to the extent such increase in Taxes would not have occurred but for the transactions directly related to the Distribution failing to qualify under Sections 355 or 368 of the Code (or comparable provisions of state law). Thus, for example, if the failure of any of the transactions to so qualify results in additional income being realized by the Parent Group in its 1997 taxable year, but such income is substantially offset by operating losses or net operating loss carryovers (other than operating losses or net operating loss carryovers of the Penwest Group), Penwest-Caused Taxes will include (to the extent the other requirements of this definition are met) any increase in Taxes realized by any member of the Parent Group in subsequent years to the extent such increase in Taxes would not have been realized had the loss or loss carryovers not been used in 1997.

              (d) "Penwest Group" has the meaning set forth in the preamble hereto.

              (e) "Code" means the Internal Revenue Code of 1986, as amended or, as the context may require, the Internal Revenue Code applicable to the taxable year in question.

              (f) "Distribution" has the meaning set forth in the Separation Agreement.

              (g) "Separation Agreement" means the Separation Agreement dated _____________, 1997 between Parent and Penwest providing for the Distribution.

              (h) "Distribution Date" has the meaning set forth in the Separation Agreement.

              (i) "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final

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disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

              (j) "Post-Distribution Act" means any event or transaction (or the execution of an agreement, letter of intent or option providing for a transaction) in which Penwest participates and in which any of the following occurs:

                   (i) Penwest transfers (whether or not in liquidation) a material portion of its assets (other than a transfer of assets in the ordinary course of business) within one year following the Distribution Date;

                   (ii) Penwest merges with another corporation within one year following the Distribution Date;

                   (iii) Within two years of following the Distribution Date Penwest discontinues a material portion of its historic business activities;

                   (iv) Within one year following the Distribution Date Penwest Common Stock distributed in the Distribution is converted into (or redeemed or exchanged for) any other stock, any security, any property or cash; and

                   (v) An issuance (or series of issuances) of stock in Penwest within 6 months of the Distribution in an amount sufficient that such issuance would have prevented Parent from having "control" (within the meaning of Code Section 368(c)) of Penwest had such issuance (or issuances) occurred immediately prior to the Distribution.

              (k) "Post-Distribution Taxes" means any and all liability for Taxes of the Penwest Group or the Parent Group, as appropriate, other than for Pre-Distribution Taxes.

              (l) "Pre-Distribution Taxes" means any and all Taxes of the Parent Group or the Penwest Group for all periods that ended on or prior to the Distribution Date. For purposes of computing the amount of Pre-Distribution Taxes in the case of a Tax period that begins before and ends after the Distribution Date, the amount of Taxes considered to have accrued with respect to the portion of the Tax period that ended on the Distribution Date shall be determined as follows:

                   (i) In the case of any ad valorem, personal property and real property Taxes, an amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the portion of the Tax period ended on the Distribution Date and the denominator of which is the number of days in the entire Tax period;


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                   (ii)  In the case of any Tax other than ad valorem, personal property and real property Taxes, the amount that would be payable if the relevant Tax period ended on the Distribution Date; and

                   (iii) In the case of any withholding Tax, the amount of Taxes required to be held which relates to any payment by any member of the Parent Group or the Penwest Group on or before the Distribution Date.

              Any credits relating to a Tax period that begins before and ends after the Distribution Date shall be taken into account as though the relevant Tax period ended on the Distribution Date.

              (m) "Returns" means all returns, reports and information statements (including all exhibits and schedules thereto) required to be filed with a Taxing Authority with respect to any Taxes.

              (n) "Taxes" means any income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, environmental excise, severance, stamp, transfer, recording occupation, premium, property, value added, windfall profit tax, custom duty, or other tax of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).

         2.   OPERATIVE PROVISIONS.

              (a) Parent shall indemnify Penwest against and be responsible for all Post-Distribution Taxes attributable to any member of the Parent Group and all Pre-Distribution Taxes other than Penwest-Caused Taxes.

              (b) Penwest shall indemnify Parent against and shall be responsible for all Post-Distribution Taxes attributable to any member of the Penwest Group and all Penwest-Caused Taxes.

              (c) With respect to the tax year of the Parent Consolidated Group that includes the Distribution Date and the tax year of Penwest that commences immediately following the Distribution Date, the Parent Consolidated Group shall claim on its federal income tax returns the benefit of (i) the graduated tax rates of Code Section 11, (ii) the $25,000 bracket amount in Code Section 38,
(iii) the $40,000 exemption amount and the $150,000 bracket amount in Section 55, and (iv) the $2,000,000 bracket amount in Section 59A and Penwest shall claim none of such benefits.


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         3.   RETURNS; REFUNDS; CONTEST PROVISIONS.

              (a) Parent shall have the obligation and the sole right and full discretion to control (i) the preparation of all Returns with respect to Pre-Distribution Taxes (including Penwest-Caused Taxes) and (ii) the defense, settlement or compromise of any audit, examination, investigation suit, action or other proceeding relating to Pre-Distribution Taxes other than Penwest-Caused Taxes. Parent shall be entitled to all refunds of Pre-Distribution Taxes other than Penwest-Caused Taxes paid or reimbursed by Penwest pursuant to this Agreement. Notwithstanding the foregoing, in the event that Parent decides to abandon the defense of, or settle or compromise any claim relating to any Pre-Distribution Taxes and such claim may have an effect on Post-Distribution Taxes, Parent shall notify Penwest of such decision and Penwest shall have ten days to notify Parent that it assumes all liability with respect to the Pre-Distribution Taxes under dispute and wishes to assume the defense of such audit or other proceedings at its own expense. In the event that Parent timely receives such notice from Penwest, it shall use all reasonable efforts to cooperate so as to facilitate Penwest's handling of such proceedings.

              (b) Except as otherwise provided for herein, Penwest shall have the obligation and the sole right and full discretion to control (i) the preparation of all Returns with respect to Post-Distribution Taxes attributable to any member of the Penwest Group and (ii) the defense, settlement or compromise of any audit, examination, investigation suit, action or other proceeding relating to (A) Post-Distribution Taxes attributable to any member of the Penwest Group and (B) any Penwest-Caused Taxes. Penwest shall have the right to all refunds of Post-Distribution Taxes attributable to any member of the Penwest Group and of Penwest-Caused Taxes paid (directly or indirectly) by any member of the Penwest Group. Notwithstanding the foregoing, in the event that Penwest decides to abandon the defense of, or settle or compromise any claim relating to any Penwest-Caused Taxes, Penwest shall notify Parent of such decision and Parent shall have ten days to notify Penwest that it assumes all liability with respect to the Penwest-Caused Taxes under dispute and wishes to assume the defense of such audit or other proceedings at its own expense. In the event that Penwest timely receives such notice from Parent, it shall use all reasonable efforts to cooperate so as to facilitate Parent's handling of such proceedings.

              (c) Except as otherwise provided for herein, Parent shall have the obligation and the sole right and full discretion to control (i) the preparation of all Returns with respect to Post-Distribution Taxes attributable to any member of the Parent Group and (ii) the defense, settlement or compromise of any audit, examination, investigation suit, action or other proceeding relating to Post-Distribution Taxes attributable to any member of the Parent Group. Parent shall have the right to all refunds of Post-Distribution Taxes attributable to any member of the Parent Group and of Penwest-Caused Taxes paid (directly or indirectly) by any

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



member of the Parent Group which were not reimbursed by Penwest pursuant to this Agreement.

         4.   WINDFALLS.

              (a) Parent shall promptly pay to Penwest the amount of any incremental Tax savings generated by (i) a deduction, credit or exclusion that
(A) is actually realized by the Parent Group with respect to Pre-Distribution Taxes and (B) relates to or is based on an item that is the basis for a similar deduction, credit or exclusion taken on a Return with respect to Post-Distribution Taxes of the Penwest Group that is denied, disallowed, forfeited, or accelerated until prior to the Distribution Date or (ii) a reduction in the amount of any gross income or revenue that (A) is actually realized by the Parent Group with respect to Pre-Distribution Taxes and (B) relates to, or is based on, a similar item of gross income or revenue that the Penwest Group is required to include on a Return or otherwise required to include in its computation of taxable income as a result of an audit, other administrative proceeding or otherwise. Parent shall use reasonable best efforts to realize any such incremental tax savings that may potentially be available.

              (b) Penwest shall promptly pay to Parent the amount of any incremental Tax savings generated by (i) a deduction, credit or exclusion that
(A) is actually realized by the Penwest Group with respect to its Post-Distribution Taxes and (B) relates to or is based on an item that is the basis for a similar deduction, credit or exclusion taken on a Return with respect to Pre-Distribution Taxes other than Penwest-Caused Taxes that is denied, disallowed, forfeited, or deferred until after the Distribution Date or
(ii) a reduction in the amount of any gross income or revenue that (A) is actually realized by the Penwest Group with respect to Post-Distribution Taxes and (B) relates to, or is based on, a similar item of gross income or revenue that the Parent Group is required to include on a Return or otherwise required to include in its computation of taxable income as a result of an audit, other administrative proceeding or otherwise. Penwest shall use reasonable best efforts to realize any such incremental tax savings that may potentially be available.

         5.   AGENCY.

              Penwest irrevocably designates Parent (and shall cause each member of the Penwest Group to irrevocably designate Parent) as its agent and attorney in fact (and shall execute any necessary powers of attorney) for the purpose of taking any and all actions necessary or incidental to the filing of federal income tax returns and state unitary or combined Returns for (i) any period during which any member of the Penwest Group or any predecessor qualified to file a consolidated, combined, unitary or similar Return with any member of the Parent Group and (ii) any period ending on or before the Distribution Date. Parent shall keep Penwest reasonably informed

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of, and shall reasonably consult with Penwest with respect to, all actions to be taken on behalf of any member of the Penwest Group. Parent and Penwest will each furnish the other any and all information which the other may reasonably request in order to carry out the provisions of this Agreement to determine the amount of any Tax liability.

         6.   CONSISTENT REPORTING.

              (a) With respect to all taxable periods ending on or prior to December 31, 2001, Penwest, each member of the Penwest Group and any future Affiliates thereof shall file federal income tax and state income tax Returns in a manner consistent with the Returns filed (or to be filed) in respect to Pre-Distribution Taxes and in a manner consistent with the form of the transactions contemplated by the Separation Agreement (the "Form") including that the Distribution qualifies under Section 355 of the Code.

              (b) To the extent there is an inconsistency or an apparent inconsistency amongst the Returns relating to Pre-Distribution Taxes (including after taking into account Returns to be filed after the Distribution Date) and/or the Form, Penwest shall file Returns with respect to Post-Distribution Taxes in the manner directed by Parent.

              (c) Parent and Penwest agree to contest any proposed adjustment by any Taxing Authority that is, in the sole judgement of Parent, inconsistent with the provisions of this Section 6.

         7. COVENANTS OF PENWEST AND PARENT RELATING TO ACTIONS AFTER THE DISTRIBUTION DATE.

              (a) Penwest shall, and shall cause each member of the Penwest Group to refrain from participating in any Post-Distribution Act without the prior written consent of Parent.

              (b) Penwest and Parent shall cooperate (and shall cause each of their Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return or the conduct of any audit, dispute, proceeding, suit or action in respect of Taxes or other Tax matters. Such cooperation shall include, without limitation, (i) the retention and provision on demand of books, records, documentation or other information relating to any Return until the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) plus two years; (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Return by any member of the Parent Group or the Penwest Group or in connection with any audit, examination, investigation suit, action or other proceeding;

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



and (iii) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

              (c) Penwest and Parent shall cooperate (and shall cause each of their Affiliates to cooperate) in causing the tax year end of Penwest to be changed to December 31, effective for the year ended December 31, 1998 with respect to any jurisdiction in which Penwest is not included in a consolidated or combined group Tax Return for a Tax period which will end on the Distribution Date.

         8. PENWEST REPRESENTATIONS. Penwest hereby represents and warrants to the Parent and each member of the Parent Group that the statements contained in this Section 8 are true and correct in all material respects on the date hereof:

              (a) To the best of Penwest's knowledge and belief, no part of its stock being distributed in the Distribution will be received by a shareholder of Parent in such shareholder's capacity as a creditor, employee or in any capacity other than that of a shareholder of Parent.

              (b) To the best of Penwest's knowledge and belief, immediately following the Distribution, no person, group of related persons, or persons who acted in concert pursuant to a prearranged plan or arrangement will own 50% or greater of the stock of Parent or Penwest within five years of the Distribution Date.

              (c) Penwest has no plan or intention to liquidate Penwest, to merge it with another corporation or to sell or otherwise dispose of the assets of Penwest subsequent to the Distribution except in the ordinary course of business.

              (d) To the best of Penwest's knowledge and belief, no plan or intention exists by the shareholders of Parent to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in Parent or Penwest subsequent to the Distribution.

              (e) Following the Distribution, each of Parent and Penwest will operate as independent corporations except that certain administrative and other common activities of the two corporations will be undertaken by common personnel in accordance with the Ancillary Agreements. Payments made in connection with all continuing transactions between, and services provided for, each of Parent and Penwest will be for fair market value based on terms and conditions arrived at by the Parties bargaining at arm's length.

              (f) Penwest has no plan involving the issuance or transfer of equity interests in Penwest following the Distribution other than issuances pursuant to the

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



exercise of stock options granted by Penwest to employees and consultants of Penwest.

              (g) Penwest has no plan or intention for the transfer or cessation of a substantial portion of the business of Penwest or other substantial change in the business of Penwest following the Distribution.

              (h) Penwest has not made, and is not subject to, any binding commitment and is not otherwise obligated or committed to undertake an offering of Penwest stock following the Distribution.

         9. PARENT REPRESENTATIONS. Parent hereby represents and warrants to Penwest and each member of the Penwest Group that the statements contained in this Section 9 are true and correct in all material respects on the date hereof:

              (a) No part of the Penwest stock being distributed in the Distribution will be received by a shareholder of Parent in such shareholder's capacity as a creditor, employee or in any capacity other than that of a shareholder of Parent.

              (b) To the best of Parent's knowledge and belief, immediately following the Distribution, no person, group of related persons, or persons who acted in concert pursuant to a prearranged plan or arrangement will own 50% or greater of the stock of Parent or Penwest within five years of the Distribution Date.

              (c) Parent has no plan or intention to liquidate Parent, to merge it with another corporation or to sell or otherwise dispose of the assets of Parent subsequent to the Distribution except in the ordinary course of business.

              (d) To the best of Parent's knowledge and belief, no plan or intention exists by the shareholders of Parent to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in Parent or Penwest subsequent to the Distribution.

              (e) Following the Distribution, each of Parent and Penwest will operate as independent corporations except that certain administrative and other common activities of the two corporations will be undertaken by common personnel in accordance with the Ancillary Agreements. Payments made in connection with all continuing transactions between, and services provided for, each of Parent and Penwest will be for fair market value based on terms and conditions arrived at by the Parties bargaining at arm's length.

              (f) Parent has no plan or intention for the transferor cessation of a substantial portion of the business of Parent or other substantial change in the business of Parent following the Distribution.


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



              (g) To the best of Parent's knowledge and belief, Penwest has not made, and is not subject to, any binding commitment and is not otherwise obligated or committed to undertake an offering of Penwest stock following the Distribution.

         10. PAYMENTS. All payments to be made hereunder shall be made in immediately available funds. Unless otherwise provided herein, any payment not made when due hereunder shall bear interest from the due date at any annual rate equal to the lowest prime rate as reported in the Wall Street Journal plus 2%, compounded and adjusted monthly. For purposes of this Agreement, the following payments shall be due at the following times:

              (a) Payments due under Section 2 hereof shall be paid within 10 days of the receipt of notice from the party entitled to the payment indicating the occurrence of the later of (i) a Final Determination relating to the item or items giving rise to the Tax for which indemnification is made and (ii) actual payment of the Tax giving rise to the claim for indemnification.

              (b) In the case of any refunds of Taxes received by a party other than the party entitled to such refunds pursuant to Section 3 hereof, the recipient of the refund shall pay the amount of such refund to the other party within five days of the receipt of such refund.

              (c) Amounts payable pursuant to Section 4 hereof shall be paid within five days of the later to occur of (i) a Final Determination relating to the Tax item that gave rise to the windfall benefit and (ii) the actual receipt of the windfall benefit.

         11. ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement (including any questions of fraud or questions concerning the validity and enforceability of this Agreement or any of the rights herein and therein conveyed), shall be determined and settled by arbitration in Seattle, Washington, pursuant to the rules then in effect of the American Arbitration Association as modified by this paragraph. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court having competent jurisdiction. The party submitting such dispute shall give written notice to that effect to the other party, stating the dispute to be arbitrated and the name and address of a person designated to act as arbitrator on its behalf. Within fifteen (15) days after such notice, the other party shall give written notice to the first party stating the name and address of a person designated to act as an arbitrator on its behalf. In the event that the second party shall fail to notify the first party of its designation of an arbitrator within the time specified, then the first party shall request the American Arbitration Association to appoint a second arbitrator. The two arbitrators so chosen shall meet within fifteen (15) days after the second arbitrator has been appointed to appoint a third arbitrator. If the two arbitrators are unable to

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



agree on the appointment of a third arbitrator within such fifteen (15) day period, either party may request the American Arbitration Association to appoint a third arbitrator. Each arbitrator appointed hereunder shall be independent of the parties and either party may disqualify an arbitrator who is or is affiliated with a supplier, customer or competitor of either party without the consent of the other party. Each arbitrator shall be reasonably knowledgeable regarding the area or areas in dispute. The arbitrators shall follow substantive rules of law and the Federal Rules of Evidence, require the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure in an expeditious manner, cause testimony to be transcribed, and make an award accompanied by findings of fact and a statement of reasons for the decision. All costs and expenses, including attorney's fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this paragraph shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Each party, and the arbitrators, shall use their best efforts, subject to reasonable prosecution of the arbitration, court order and disclosure required under securities laws, to keep the subject matter of the arbitration and confidential information of each party confidential, and the arbitrators are authorized to impose such protective orders as they may deem appropriate for such purpose.

         12. COSTS AND EXPENSES. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement regardless of the beneficiary of the items or services relating to such costs and expenses.

         13. TERMINATION AND SURVIVAL. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation relating to the assessment of Taxes (giving effect to any extension, waiver or mitigation thereof) plus two years.

         14.  AMENDMENTS; LIMITATION ON WAIVERS.

              (a) Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by Parent and Penwest.

              (b) The provisions of this Agreement may be waived only if the waiver is in writing and signed by the party making the waiver. No delay or omission in exercising any right under this Agreement will operate as a waiver of the right on any further occasion. No waiver of any particular provision of the Agreement will be treated as a waiver of any other provision, and no waiver of any

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



rights will be deemed a continuing waiver of the same right with respect to subsequent occurrences that give rise to it. All rights given by this Agreement are cumulative to other rights provided for in this Agreement and to any other rights available under applicable law.

         15. GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Washington (regardless of the laws that might be applicable under principles of conflict of law).

         16. CONFIDENTIALITY. Each party shall hold and shall cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished,
(b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 16. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         18. ASSIGNMENTS AND THIRD PARTY BENEFIT. This Agreement and the terms and provisions hereof shall be binding upon and shall inure to the benefit of, the parties and their respective successors and assigns.

         19. SEVERABILITY. If any term, provision, condition or covenant of this Agreement, or the application thereof to any party or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this instrument, or the application of such term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.


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



         20.  MERGER OF PRIOR AGREEMENTS.

              (a) This Agreement contains all of the terms and provisions and constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written, oral or implied understandings, representations and agreements of the parties relating to the subject matter of this Agreement. Without limiting the foregoing, the parties acknowledge and agree that in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Separation Agreement, the provisions of this Agreement shall control and to such extent shall be deemed to supersede such conflicting provisions under the Separation Agreement.

              (b) The parties acknowledge that pursuant hereto any and all existing tax sharing agreements or arrangements binding or benefiting Penwest shall be terminated as of the close of business on the Distribution Date, and that after the Distribution Date this Agreement shall constitute the sole tax sharing agreement among Parent and Penwest.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                                     PENFORD CORPORATION



                                                     By:________________________

                                                     Title:_____________________


                                                     PENWEST PHARMACEUTICALS CO.



                                                     By:________________________

                                                     Title:_____________________






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